Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	Mike Freeman
	Senior Vice President and Chief Financial Officer	Executive Director, Investor Relations and Corporate Communications
	919-862-1000	919-862-1000

SALIX PHARMACEUTICALS LICENSES DIACOL™

TO DR. FALK PHARMA IN EUROPE

RALEIGH, NC, April 17, 2007—Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP) today announced that it has licensed exclusive rights to market DIACOL™ 1500 mg Tablets in 28 territories in Europe to Dr. Falk Pharma GmbH of Freiberg, Germany. DIACOL, or, sodium phosphate monobasic monohydrate, USP, and sodium phosphate dibasic anhydrous, tablets, USP, are marketed in the United States under the trade name OSMOPREP™ Tablets. As part of the agreement, Falk also has a non-exclusive option to market DIACOL in Italy and France. Under the terms of the agreement, Salix may receive up to $4 million in milestone payments, as well as royalty payments based on product sales. Falk made the first milestone payment of $1.5 million upon execution of the agreement. Falk is obligated to use all reasonable efforts to obtain Marketing Authorization by means of the Mutual Recognition Procedure in the territories and option countries.

DIACOL™ 1500 mg Tablets are indicated for cleansing of the bowel when required as a preparation for certain diagnostic procedures such as colonoscopy. DIACOL was granted Marketing Authorization in the United Kingdom in December 2006. DIACOL has patent protection in Europe to May 2016.

Dr. Falk Pharma GmbH, based in Freiburg, Germany, specializes in the development and marketing of products used in hepatology and gastroenterology. Falk currently markets its products by means of subsidiary companies in selected European countries and a network of sales partners within Europe and other geographic areas. The Falk Foundation, an independent organization associated with Dr. Falk, is well-known internationally for its symposia, forums, postgraduate courses and educational literature in hepatology and gastroenterology.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them in the United States through the Company’s 150-member gastroenterology specialty sales and marketing team.

Salix markets COLAZAL® (balsalazide) Capsules, XIFAXAN® (rifaximin) Tablets, OSMOPREP™ (sodium phosphate monobasic monohydrate, USP, and sodium phosphate dibasic anhydrous, USP) Tablets, MOVIPREP® (PEG-3350, sodium sulfate, sodium chloride, potassium chloride, sodium ascorbate and ascorbic acid for Oral Solution), VISICOL® Tablets (sodium phosphate monobasic monohydrate, USP, and sodium phosphate dibasic anhydrous), PEPCID® (famotidine) for Oral Suspension, DIURIL® (chlorothiazide) Suspension, AZASAN® (Azathioprine Tablets, USP), ANUSOL-HC® (Hydrocortisone Cream, USP) and PROCTOCORT® (Hydrocortisone Cream, USP). Balsalazide disodium tablets, Granulated Mesalamine, SANVAR® (600 ug vials vapreotide acetate powder) and Xifaxan are under development for additional indications.

OsmoPrep Tablets are indicated for cleansing of the colon as a preparation for colonoscopy in adults 18 years of age or older. Considerable caution should be advised before OsmoPrep Tablets are used in patients with severe renal insufficiency, congestive heart failure, ascites, unstable angina, gastric retention, ileus, acute obstruction or pseudo-obstruction of the bowel, severe chronic constipation, bowel perforation, acute colitis, toxic megacolon, gastric bypass or stapling surgery, or hypomotility syndrome. Use with caution in patients with impaired renal function, patients with a history of acute phosphate nephropathy, patients with a history of seizures or at higher risk of seizure, patients with higher risk of cardiac arrhythmias, known or suspected electrolyte disturbances (such as dehydration), or people taking drugs that affect electrolyte levels. Patients with electrolyte abnormalities such as hypernatremia, hyperphosphatemia, hypokalemia, or hypocalcemia should have their electrolytes corrected before treatment with OsmoPrep Tablets. OsmoPrep is contraindicated in patients with a known allergy or hypersensitivity to sodium phosphate salts or any of its ingredients. In clinical trials, the most commonly reported adverse reactions (reporting frequency >3%) were transient and self-limited abdominal bloating, nausea, abdominal pain, and vomiting. It is recommended that patients receiving OsmoPrep Tablets be advised to adequately hydrate before, during, and after the use of OsmoPrep.

For full prescribing information on Salix products, please visit www.salix.com.

Salix trades on the NASDAQ National Market under the ticker symbol “SLXP”.

For more information please contact the Company at 919-862-1000 or visit our web site at www.salix.com. Information on our web site is not incorporated in our SEC filings.

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include potential generic and other competition, risks of regulatory review and clinical trials, management of rapid growth, market acceptance for approved products, intellectual property risks, and the need to acquire additional products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.